EXHIBIT 5.1

[DORSEY & WHITNEY LETTERHEAD]

December 9, 2014

Texas Rare Earth Resources Corp.
539 El Paso Street
Sierra Blanca, Texas 79851

Re:  Registration Statement on Form S-1 (No. 333-198457)

Ladies and Gentlemen:

We have acted as counsel to Texas Rare Earth Resources Corp., a Delaware corporation (the “Company”), in connection with a public rights offering (the “Rights Offering”) pursuant to a Form S-1 (File No. 333-198457) (the “Registration Statement”), as filed on August 28, 2014, and amended on September 30, 2014, November 31, 2014 and December 9, 2014.  Pursuant to the Rights Offering, the Company will distribute 37,036,019 rights (each, a “Right”), representing one (1) Right for each share of common stock of the Company (“Common Stock”) outstanding on the record date for the Rights Offering. Each five (5) Rights will entitle the holder thereof to purchase, at the holder's election and subject to the satisfaction of the minimum subscription amount, at the subscription price of $0.22 (the “Subscription Price”), one (1) unit of the Company (each, a “Unit”), consisting of (a) a share of Common Stock (a “Unit Share”), (b) one non-transferable Class A Common Stock purchase warrant (each, a “Class A Unit Warrant”), with each Class A Unit Warrant entitling the holder thereof to purchase one share of Common Stock (a “Warrant Share”) at an exercise price of $0.35 for a period of five years following the closing of the Rights Offering and (a) one non-transferable Class B Common Stock purchase warrant (each, a “Class B Unit Warrant” and together with the Class A Unit Warrant, the “Unit Warrants”), with each Class B Unit Warrant entitling the holder thereof to purchase one Warrant Share at an exercise price of $0.50 for a period of five years following closing of the Rights Offering. The Units will immediately separate upon issuance into the component securities and no separate certificates representing the Units will be issued.

The Rights Offering will be conducted pursuant to an exchange agreement between the Company and Securities Transfer Corporation (the “Exchange Agreement”) pursuant to which Securities Transfer Corporation will act as the Information and Exchange Agent for the Rights Offering. On or about the closing of the Offering, the Company and Securities Transfer Corporation intend to enter into a Warrant Indenture related to the Unit Warrants (the “Warrant Indenture”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that

Texas Rare Earth Resources Corp.
December 9, 2014

such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, and assuming the distribution, offer and sale of the Rights, the Units, the Units Shares, the Class A Unit Warrants, the Class B Unit Warrants and the Warrant Shares pursuant to the terms and conditions as contemplated by the Registration Statement, the Exchange Agreement, and the Warrant Indenture, we are of the opinion that:

1.	the Rights, the Units, the Unit Shares, the Class A Unit Warrants, the Class B Unit Warrants and the Warrant Shares have been duly authorized;

2.
upon issuance and delivery of the Unit Shares against payment therefor in accordance with the terms of the Exchange Agreement and issuance and delivery of the Warrant Shares upon due exercise of the Class A and Class B Unit Warrants and payment therefor in accordance with the terms of the Warrant Indenture, such Unit Shares and Warrant Shares, respectively, will be validly issued, fully paid and non-assessable;

3.
upon issuance and delivery of the Rights in accordance with the terms of the Exchange Agreement, such Rights will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

4.
upon issuance and delivery of the Units in accordance with the terms of the Exchange Agreement, such Units will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

5.
upon issuance and delivery of the Class A and Class B Unit Warrants in accordance with the terms of the Exchange Agreement and the Warrant Indenture, such Class A and Class B Unit Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are limited to the Delaware General Corporation Law. Our opinions in paragraphs 3, 4 and 5 above regarding the enforceability of the Rights, Units and Unit Warrants are qualified to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), limitations on the availability of equitable relief, including specific performance, and implied covenants of good faith and fair dealing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder. We disclaim any obligation to advise you of any subsequent changes in the facts

Texas Rare Earth Resources Corp.
December 9, 2014

stated or assumed herein or of any subsequent changes in applicable laws that might affect any matter or opinion set forth herein.

Sincerely,

/s/ DORSEY & WHITNEY LLP

JKB/KGS